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                                                                      EXHIBIT IV


                [FORM OF COMPANY AFFILIATE AGREEMENT TO PARENT]

                                    [Date]

Texas Instruments Incorporated
8505 Forest Lane
Dallas, Texas  75266

Dear Sir/Madam:

     Reference is made to the provisions of the Agreement and Plan of Merger, dated as of June 21, 2000 (together with any amendments thereto, the "Merger
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Agreement"), among Burr-Brown Corporation, a Delaware corporation (the
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"Company"), Texas Instruments Incorporated, a Delaware corporation ("Parent"),
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and Burma Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged
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with and into the Company, with the Company continuing as the surviving corporation (the "Merger").  This letter constitutes the undertakings of the
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undersigned contemplated by the Merger Agreement, as is being furnished pursuant to Section 6.11 thereto.

     I understand that I may be deemed to be an "affiliate" of the Company, as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule
                                                                          ----
145") promulgated under the Securities Act of 1933, as amended (the "Securities
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Act").  Execution of this letter shall not be construed as an admission of
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"affiliate" status nor as a waiver of any rights that I may have to object to any claim that I am an "affiliate" on or after the date of this letter.

     If in fact I were to be deemed an "affiliate" of the Company under paragraphs (c) and (d) of Rule 145, my ability to sell, transfer or otherwise dispose of any shares of the common stock, par value $1.00 per share, of Parent (the "Parent Shares") received by me in exchange for any shares of Company
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Capital Stock (as defined in the Merger Agreement) pursuant to the Merger may be restricted.

     I hereby represent, warrant and covenant to Parent that:

     (a) I will not sell, pledge, transfer, or otherwise dispose of any of the Parent Shares except (i) pursuant to an effective registration statement under the Securities Act, or (ii) as permitted by, and in accordance with, Rule 145 or another applicable exemption under the Securities Act and the rules and regulations promulgated thereunder;

     (b) I will not (i) sell, pledge, transfer, or otherwise dispose of any Company Shares during the 30-day period prior to the Effective Time (as defined in the Merger Agreement) or (ii) sell or otherwise reduce my risk (within the meaning of the Securities and Exchange Commission's Financial Reporting Release No. 1, "Codification of Financial Reporting Policies," Section 201.01 47 F.R. 21028 (April 15, 1982)) relative to any Parent Shares until after such time as consolidated financial results (including, combined sales and net income) covering at least 30 days of post-merger combined operations of Parent and the Company have been published by Parent, except as permitted by Staff Accounting Bulletin No. 76 or other

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applicable pronouncements issued by the Securities and Exchange Commission, including exceptions for (i) gifts and (ii) "de minimis" sales in accordance with such pronouncements; and

     (c) I have not knowingly taken and will not knowingly take or agree to take any action that would prevent the Merger from qualifying, or being accounted for, as a "pooling of interests."

     I hereby acknowledge that, except as otherwise provided in the Merger Agreement, Parent is under no obligation to register the sale, transfer, pledge, or other disposition of the Parent Shares or to take any other action necessary for the purpose of making an exemption from registration available.

     I understand that Parent will issue stop transfer instructions to its transfer agents with respect to the Parent Shares and that a restrictive legend will be placed on certificates delivered to me evidencing the Parent Shares in substantially the following form:

     "This certificate and the shares represented hereby have been issued pursuant to a transaction governed by Rule 145 ("Rule 145") promulgated under
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the Securities Act of 1933, as amended (the "Securities Act"), and may not be
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sold or otherwise disposed of unless registered under the Securities Act pursuant to a Registration Statement in effect at the time or unless the proposed sale or disposition can be made in compliance with Rule 145 or without registration in reliance on another exemption therefrom. Reference is made to that certain letter agreement, dated __________, 2000, between the holder of this certificate and the issuer of this security (a copy of which is on file in the principal office of such issuer) which contains further restrictions on the transferability of the shares represented hereby."

     The term Parent Shares as used in this letter shall mean and include not only the common stock of Parent as presently constituted, but also any other stock which may be issued in exchange for, in lieu of, or in addition to, all or any part of such Parent Shares.

     I hereby acknowledge that Parent and its independent public accountants will be relying upon this letter in connection with the determination that the Merger will qualify and be accounted for as a "pooling of interests", and that I understand the requirements of this letter and the limitations imposed upon the transfer, sale or other disposition of the Company Shares and the Parent Shares.

                                   Very truly yours,



                                   ________________________________________
                                   Name:

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